Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.19

SAN FRANCISCO – August 23, 2007 – Gap Inc. (NYSE: GPS) today reported that net earnings for the second quarter, which ended August 4, 2007, increased 19 percent to $152 million, or $0.19 per share on a diluted basis, compared with $128 million, or $0.15 per share on a diluted basis, for the second quarter of last year.

For the second quarter of 2007, non-GAAP diluted earnings per share were $0.21. The non-GAAP diluted earnings per share number excludes $0.02 per share of expenses associated with the company’s cost reduction initiatives. Please see the reconciliation of diluted earnings per share on a GAAP basis to diluted earnings per share excluding the expenses associated with the company’s cost reduction initiatives, a non-GAAP financial measure, in the table at the end of this release.

Second quarter net sales were down 1 percent to $3.69 billion, compared with $3.71 billion for the second quarter of last year. Due to the 53rd week in fiscal year 2006, second quarter 2007 comparable store sales are compared with the thirteen weeks ended August 5, 2006. On this basis, comparable store sales decreased 5 percent, compared with a decrease of 5 percent as reported for the second quarter of 2006. The company’s online sales for the second quarter increased 26 percent to $172 million, compared with $136 million for the second quarter of last year.

“During the second quarter, we made solid progress stabilizing our business, streamlining our organization and importantly, hiring our new chairman and chief executive officer, Glenn Murphy,” said Bob Fisher, a member of Gap Inc.’s Board of Directors. “I am confident that under Glenn’s leadership and the creative direction set by our brand presidents, we will continue to make improvements to the business and deliver improved returns to our shareholders.”

“I want to thank Bob for his leadership in taking the necessary first steps towards stabilizing the business,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We have a lot of work ahead of us, but we have great brands with enormous potential, and I feel confident that our creative talent and dedicated store employees will help fuel our progress.”

Store Sales Results By Division

The following table represents the company’s second quarter comparable store sales and net sales by division:

	Second Quarter Comparable Store Sales		Second Quarter Net Sales
	2007	2006	2007	2006
Gap North America	-6%	-6%	$1.1 billion	$1.2 billion
Banana Republic North America	4%	-1%	$623 million	$571 million
Old Navy North America	-9%	-5%	$1.6 billion	$1.6 billion
International	3%	-11%	$373 million	$339 million

Update on the Discontinued Operation of Forth & Towne

Beginning with the second quarter of fiscal year 2007, Forth & Towne is recognized as a discontinued operation. For the first half of 2007, the company eliminated about 550 Forth & Towne positions. The pre-tax loss related to the discontinued operation of Forth & Towne for the second quarter of fiscal 2007 was approximately $9 million and for the first half of 2007 was approximately $54 million.

Update on Gap Inc.’s Cost Reduction Initiatives

As part of the company’s efforts to streamline operations, the company eliminated about 1,200 positions, excluding Forth & Towne, in the second quarter of fiscal year 2007 and, as a result, recognized approximately $20 million of expenses on a pre-tax basis, the majority of which are related to severance payments.

For the first half of 2007, Gap Inc. eliminated about 1,600 positions, excluding Forth & Towne. These cost reduction initiatives resulted in approximately $25 million of expenses on a pre-tax basis during this time period, the majority of which are related to severance benefits to employees at the company’s headquarters.

In total, the company has eliminated about 2,200 positions during the first half of 2007, of which about one-third were open positions. At this point, the majority of the company’s currently planned headcount eliminations are complete. Based on the actions taken in the first half of fiscal year 2007, the total annualized cost savings from the filled positions eliminated is expected to be about $100 million on a pre-tax basis.

Additional Results and 2007 Outlook

Earnings

The company revised its guidance for fiscal year 2007 diluted earnings per share on a GAAP basis to $0.83 to $0.88 from its previous guidance of $0.76 to $0.86. The company also revised its guidance for fiscal year 2007 diluted earnings per share, excluding expenses associated with the discontinued operation of Forth & Towne and the company’s cost reduction initiatives, to $0.90 to $0.95, compared to its previous guidance of $0.80 to $0.90.

Please see the reconciliation of expected diluted earnings per share excluding these costs, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

The company expects the loss from the discontinued operation of Forth & Towne to be approximately $55 million for the full year. The company expects that expenses related to its cost reduction initiatives will be approximately $35 million for the full year, which includes $10 million of pre-tax charges in the second half of the year.

The impact of the loss from the discontinued operation of Forth & Towne, combined with expenses associated with the cost reduction initiatives, is expected to be about $0.07 per diluted share for fiscal year 2007.

Effective Tax Rate

The effective tax rate was 37 percent for the second quarter of 2007. The company continues to expect the effective tax rate will be about 39 percent for full year 2007.

Cash and Debt

The company ended the second quarter with $2.7 billion in cash and investments. This represents $2.2 billion more in cash and investments than debt. For the year-to-date period, free cash flow was an inflow of $347 million. The company now expects to generate at least $500 million in free cash flow for fiscal year 2007. The company expects to repay $326 million of debt in September of 2007. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

Share Repurchases

During the second quarter, the company repurchased 11 million shares for $200 million, thereby completing a $750 million share repurchase authorization which was announced in August 2006.

In a separate press release today, the company announced that its board of directors authorized an additional $1.5 billion share repurchase program, and that it has entered into purchase agreements with individual members of the Fisher family whose ownership represents approximately 17 percent of the company’s outstanding shares. The company expects that about $250 million (approximately 17 percent) of the $1.5 billion share repurchase program will be purchased from these Fisher family members.

Margins

Gross margin of 34.3 percent increased 1.3 points in the second quarter compared to the prior year. Operating margin for the second quarter was 6.1 percent. The company reaffirmed that it expects operating margin for fiscal year 2007 to be in the high single-digits. Please see the financials sections on www.gapinc.com for the company’s explanation of numerical range guidance.

Inventory

The company reported that inventory per square foot was down 6 percent at the end of the second quarter on a year-over-year basis as compared to being down 6 percent last year. The company now expects the percent change in inventory per square foot at the end of the third quarter in fiscal year 2007 to be down in the mid-single digits, compared with flat inventory in the third quarter of fiscal year 2006. The company expects the percent change in inventory per square foot at the end of the fourth quarter of fiscal year 2007 to be down in the mid-single digits.

Interest Expense

The company reaffirmed that it expects fiscal year 2007 interest expense to be about $35 million.

Depreciation and Amortization

The company reaffirmed that it expects depreciation and amortization expense for fiscal year 2007 to be about $550 million.

Capital Expenditures

Year-to-date capital expenditures were $322 million. The company reaffirmed that it expects capital spending to be about $700 million in fiscal year 2007.

Real Estate

For the first half of fiscal year 2007, the company opened 73 store locations, closed 61 store locations and square footage increased 1 percent. The company reaffirmed that it expects to open 30 store locations on a net basis for fiscal year 2007. This includes about 230 store openings, weighted toward Old Navy, and about 200 closures, weighted toward Gap brand. The expected closures include 19 Forth & Towne store locations already closed. Included in both the expected store openings and closings for 2007 are about 45 Old Navy Outlet stores that are expected to be converted to Old Navy stores. Square footage is still expected to increase about 1 percent for fiscal year 2007.

The following tables represent the number of store location openings and closings, and square footage by brand.

	August 4, 2007
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,294	5	18	1,281	12.4
Gap Europe	170	—	—	170	1.5
Gap Japan	106	1	—	107	1.0
Old Navy North America	1,021	17	4	1,034	19.6
Banana Republic North America	525	8	1	532	4.5
Banana Republic Japan	18	1	—	19	0.1
Forth & Towne	18	—	18	—	—

Total	3,152	32	41	3,143	39.1

	July 29, 2006
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,328	10	11	1,327	12.6
Gap Europe	164	1	3	162	1.5
Gap Japan	98	—	—	98	0.9
Old Navy North America	971	17	6	982	18.8
Banana Republic North America	496	9	2	503	4.2
Banana Republic Japan	8	—	—	8	0.1
Forth & Towne	5	—	—	5	0.1

Total	3,070	37	22	3,085	38.2

Webcast and Conference Call Information

Evan Price, vice president of Investor Relations, will host a summary of Gap Inc.’s second quarter 2007 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer; Bob Fisher, a member of Gap Inc’s board of directors; Byron Pollitt, Gap Inc. executive vice president and chief financial officer; and Sabrina Simmons, senior vice president, Corporate Finance, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

August Sales

The company will report August sales on September 6, 2007.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the second quarter of 2007 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) continued improvements to the business and improved returns to our shareholders; (ii) total annualized cost savings from eliminated filled positions; (iii) diluted earnings per share on a GAAP basis for fiscal year 2007; (iv) diluted earnings per share excluding the expenses associated with the company’s cost reduction initiatives and discontinued operation of Forth & Towne for fiscal year 2007; (v) the loss from the discontinued operation of Forth & Towne for fiscal year 2007; (vi) expenses related to the company’s cost reduction initiatives for fiscal year 2007; (vii) effective tax rate for fiscal year 2007; (viii) free cash flow for fiscal year 2007; (ix) debt repayment in September 2007; (x) share repurchases, including repurchases from members of the Fisher family; (xi) operating margin for fiscal year 2007; (xii) year-over-year change in inventory per square foot at the end of the third and fourth quarters of fiscal year 2007; (xiii) interest expense for fiscal year 2007; (xiv) depreciation and amortization for fiscal year 2007; (xv) capital spending for fiscal year 2007; (xvi) store openings and closings, and weightings by brand, for fiscal year 2007; and (xvii) increase in real estate square footage for fiscal year 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that either the company or members of the Fisher family terminate the repurchase agreements; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended May 5, 2007.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of August 23, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

# # #

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
415-427-2161	415-427-1798

Greg Rossiter
415-427-2360

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	August 4, 2007	July 29, 2006
ASSETS

Current assets:
Cash and cash equivalents	$2,209	$1,977
Short-term investments	487	749
Restricted cash	42	63
Merchandise inventory	1,969	2,017
Other current assets	683	623

Total current assets	5,390	5,429
Property and equipment, net	3,234	3,193
Other assets	452	346

Total assets	$9,076	$8,968

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$326	$—
Accounts payable	1,333	1,417
Accrued expenses and other current liabilities	861	796
Income taxes payable	5	24

Total current liabilities	2,525	2,237

Long-term liabilities:
Long-term debt	188	513
Lease incentives and other liabilities	1,112	935

Total long-term liabilities	1,300	1,448

Total stockholders’ equity	5,251	5,283

Total liabilities and stockholders’ equity	$9,076	$8,968

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ in millions except per share amounts, shares in thousands)	13 Weeks Ended August 4, 2007	13 Weeks Ended July 29, 2006	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006

Net sales	$3,685	$3,714	$7,234	$7,153
Cost of goods sold and occupancy expenses	2,421	2,489	4,615	4,543

Gross profit	1,264	1,225	2,619	2,610

Operating expenses	1,039	1,031	2,090	2,033
Interest expense	10	11	20	21
Interest income	(36)	(32)	(69)	(63)

Earnings before income taxes	251	215	578	619
Income taxes	93	81	215	237

Earnings from continuing operations, net of income taxes	158	134	363	382

Loss from discontinued operation, net of income taxes	(6)	(6)	(32)	(12)

Net earnings	$152	$128	$331	$370

Weighted average number of shares—basic	813,737	835,060	814,569	843,899
Weighted average number of shares—diluted	816,765	841,941	817,866	851,097

Basic earnings per share:
Earnings from continuing operations	$0.19	$0.16	$0.45	$0.45
Loss from discontinued operation	—	(0.01)	(0.04)	(0.01)

Net earnings	$0.19	$0.15	$0.41	$0.44

Diluted earnings per share:
Earnings from continuing operations	$0.19	$0.16	$0.44	$0.45
Loss from discontinued operation	—	(0.01)	(0.04)	(0.02)

Net earnings	$0.19	$0.15	$0.40	$0.43

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006
Cash Flows from Operating Activities:
Net earnings	$331	$370
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	267	275
Share-based compensation	24	19
Tax benefit from exercise of stock options and vesting of service awards	3	8
Excess tax benefit from exercise of stock options and vesting service awards	(3)	(3)
Other non-cash items	43	(1)
Deferred income taxes	(146)	(11)
Changes in operating assets and liabilities:
Merchandise inventory	(157)	(315)
Other assets	(14)	12
Accounts payable	187	262
Accrued expenses and other current liabilities	(19)	65
Income taxes payable, net of prepaid income taxes	(72)	(176)
Lease incentives and other liabilities	225	28

Net cash provided by operating activities	669	533

Cash Flows from Investing Activities:
Purchase of property and equipment	(322)	(233)
Purchase of short-term investments	(719)	(874)
Maturities of short-term investments	802	1,078
Change in restricted cash	2	(7)
Changes in other assets	(2)	2

Net cash used for investing activities	(239)	(34)

Cash Flows from Financing Activities:
Proceeds from share-based compensation	54	69
Purchase of treasury stock	(200)	(500)
Excess tax benefit from exercise of stock options and vesting of service awards	3	3
Cash dividends paid	(130)	(135)

Net cash used for financing activities	(273)	(563)

Effect of exchange rate fluctuations on cash	22	6

Net increase (decrease) in cash and equivalents	179	(58)

Cash and equivalents at beginning of period	2,030	2,035

Cash and equivalents at end of period	$2,209	$1,977

(a)	Depreciation and amortization includes the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

RECONCILIATION OF DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

	13 Weeks Ended August 4, 2007	Expected 52 Weeks Ending February 2, 2008
Diluted earnings per share on a GAAP basis	$0.19	$0.83 to 0.88
Add: loss from the discontinued operation of Forth & Towne	—	0.04
Add: expenses related to the cost reduction initiatives	0.02	0.03

Diluted earnings per share on a non-GAAP basis (a)	$0.21	$0.90 to 0.95

(a)	Diluted earnings per share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our diluted earnings per share from ongoing operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006
Net cash provided by operating activities	$669	$533
Less: purchase of property and equipment	(322)	(233)

Free cash flow (b)	$347	$300

RECONCILIATION OF EXPECTED MINIMUM NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED MINIMUM FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending February 2, 2008
Expected minimum net cash provided by operating activities	$1,200
Less: expected purchase of property and equipment	(700)

Expected minimum free cash flow (b)	$500

(b)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures and we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.